 EXHIBIT 99.1

Dr. Don Fosnacht Joins Verde as National Certification & Biochar Carbon Removal Specialist

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Verde Resources Inc. -+

23 Oct, 2023, 08:32 ET

ST. LOUIS, Oct. 23, 2023 /PRNewswire/ -- Verde Resources, Inc (OTCQB: VRDR) proudly welcomes Dr. Don Fosnacht to its dynamic team as the National Certification & Extensive BCR (Biochar Carbon Removal) Implementation Specialist.

This strategic move builds on Verde's recent executive team expansion with Eric Bava and Andre van Zyl. The company has recently acquired exclusive rights to Andre's innovative Biochar-Asphalt and other carbon-neutral pavement intellectual properties, further bolstered by a strategic partnership with Pure.Earth for the expansive implementation of Engineered Carbon Removal.

With over 21 years of groundbreaking leadership in innovation and applied research, Dr. Fosnacht joins Verde after an illustrious career as the Associate Director at the Natural Resources Research Institute (NRRI). His diverse expertise spans minerals, metallurgy, forest products, biomass energy, and additive manufacturing. Noteworthy accomplishments include spearheading research in cost-effective, large-scale renewable energy storage technologies for Minnesota and trailblazing biomass conversion technology for renewable fuels. His work has extended to industrial biochar applications, displacing coal use and harnessing carbon's unique chemical properties for a reduced carbon footprint. His academic prowess, backed by a Ph.D. in Metallurgical Engineering from Missouri University of Science and Technology, is complemented by executive roles at the former Inland Steel Company.

Dr. Fosnacht will spearhead the execution of an all-encompassing strategy for the national and regional certification of carbon net-negative construction products for Verde. This visionary approach includes integrating high biochar content into asphalt, concrete, and soil stabilization. Drawing from his extensive expertise cultivated at NRRI and collaborations with associated federal and state certification agencies, he will lead the company towards securing endorsement and adoption from Departments of Transportation for Verde's pioneering carbon-sequestering Biochar- Asphalt.

"Dr. Fosnacht's unparalleled expertise positions him as a driving force in the transformation of road pavements and construction in America, with global implications," said CEO Jack Wong. "We have great confidence that he will make a significant contribution to Verde's mission of advancing Net-Zero construction practices, redefining industry standards, and propelling Verde to new heights."

About Verde Resources Inc:

Verde Resources Inc is on a mission to become a global climate-tech leader by converting waste into renewable, sustainable, and cost-effective solutions, which would pave the way for a seamless #TransitionToZero. The company is fully committed to its decarbonization and regenerative initiatives to be in line with its mission of Going Green and Beyond.

SOURCE Verde Resources Inc.

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